Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INTRODUCTION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2016 and the nine months ended June 30, 2017 have been prepared to reflect the acquisition of Applied Micro Circuits Corporation (“AppliedMicro”) on January 26, 2017 (the “AppliedMicro Acquisition”) by MACOM Technology Solutions Holdings, Inc. (“MACOM” or “we”) and the subsequent disposition of AppliedMicro’s ARM-based compute processor business and non-communications workload processor business (the “Compute Business”) on October 27, 2017. On October 27, 2017, MACOM entered a purchase agreement (the “Purchase Agreement”) with our wholly-owned, indirect subsidiary MACOM Connectivity Solutions, LLC (“MACOM Connectivity”) and Project Denver Holdings LLC (“Denver”), pursuant to which we and MACOM Connectivity agreed to sell the assets of the Compute Business in exchange for an equity interest in Denver. In connection with the AppliedMicro Acquisition, MACOM announced a plan to divest the Compute Business. The Compute Business was a portion of AppliedMicro’s business and was accounted for as a discontinued operation by MACOM beginning on January 27, 2017.

The AppliedMicro Acquisition was accounted for as a business combination where MACOM was the acquirer and AppliedMicro was the acquiree. The unaudited pro forma condensed combined balance sheet includes AppliedMicro, excludes the Compute Business balance sheet as of June 30, 2017 and gives effect to the disposition of the Compute Business as if it had been completed on June 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2016 and the nine months ended June 30, 2017 combine the historical condensed statements of operations of MACOM and AppliedMicro and exclude the Compute Business, giving pro forma effect to the transactions as if they had been completed on October 3, 2015. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the transactions occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of MACOM and AppliedMicro, and should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	separate historical audited financial statements of MACOM included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as incorporated by reference into this document;

•	separate historical unaudited financial statements of MACOM included in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as incorporated by reference into this document;

•	separate historical audited financial statements of AppliedMicro included in its Annual Report on Form 10-K for the year ended March 31, 2016, as incorporated by reference into this document;

•	separate historical unaudited financial statements of AppliedMicro included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as incorporated by reference into this document; and

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the most recent Annual Report on Form 10-K for each of MACOM and AppliedMicro for the fiscal year ended September 30, 2016 and for the fiscal year ended March 31, 2016, respectively, as incorporated by reference into this document.

MACOM has accounted for the transactions, including the AppliedMicro Acquisition and subsequent disposition of the Compute Business, as a business combination and subsequent disposition. These are preliminary estimates and are dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Upon finalization of purchase accounting and consummation of certain transactions, final valuations and studies will be performed. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the assumed merger dates are based on the most recently available information. To the extent there are significant changes or as new information becomes available, the assumptions and estimates herein could change significantly.

The transactions are being accounted for as a business combination and a business disposal where MACOM acquired AppliedMicro and subsequently disposed of the Compute Business. AppliedMicro’s assets and liabilities will be measured and recognized at their fair values as of the date of the acquisition and consolidated with the assets, liabilities and results of operations of MACOM. The difference between the fair value of the AppliedMicro purchase price consideration and the fair value of assets and liabilities acquired including the fair value of the Compute Business will be recorded as goodwill. The Compute Business’s assets and liabilities disposed of are at their carrying value at the date of disposition and deconsolidated from the assets, liabilities and results of operations of MACOM following the consummation of the disposition.

The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the transactions or any related restructuring costs. The unaudited pro forma condensed combined statements of operations do not reflect certain amounts resulting from the transactions that were determined to be of a non-recurring nature.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2017

(in thousands)

	MACOM Historical	Compute Assets Sale	Pro Forma Adjustments	Note 4	Pro Forma MACOM
Assets
Current assets:
Cash and cash equivalents	$167,606	$—	$—		$167,606
Short-term investments	81,641	—	—		81,641
Accounts receivable, net	129,838	—	—		129,838
Inventories	120,345	—	—		120,345
Income tax receivable	20,617	—	—		20,617
Assets held for sale	31,519	(31,519)	—		—
Prepaid and other current assets	18,284	—	—		18,284

Total current assets	569,850	(31,519)	—		538,331
Property and equipment, net	121,413	—	—		121,413
Goodwill	313,726	—	—		313,726
Intangible assets, net	619,370	—	—		619,370
Investments	—	—	36,500	(a)	36,500
Deferred income taxes	2,070	—	—		2,070
Other long-term assets	6,450	—	—		6,450

Total assets	$1,632,879	$(31,519)	$36,500		$1,637,860

Liabilities and stockholders’ equity
Current liabilities:
Current portion lease payable	$888	$—	$—		$888
Current portion long-term debt	7,071	—	—		7,071
Accounts payable	31,316	—	—		31,316
Accrued liabilities	51,619	—	1,500	(b)	53,119
Liabilities held for sale	10,719	(10,719)	—		—

Total current liabilities	101,613	(10,719)	1,500		92,394
Lease payable, less current portion	15,117	—	—		15,117
Long-term debt, less current portion	662,260	—	—		662,260
Warrant liability	54,734	—	—		54,734
Deferred income taxes	11,731	—	—		11,731
Other long-term liabilities	8,043	—	—		8,043

Total liabilities	853,498	(10,719)	1,500		844,279
Commitments and contingencies
Stockholders’ equity:
Common stock	64		—		64
Treasury stock	(330)		—		(330)
Additional paid-in capital	1,033,297		—		1,033,297
Accumulated other comprehensive income	2,610		—		2,610
Accumulated deficit	(256,260)	(20,800)	35,000	(a) (b)	(242,060)

Total stockholder’s equity (deficiency)	779,381	(20,800)	35,000		793,581

Total liabilities and stockholders’ equity (deficiency)	$1,632,879	$(31,519)	$36,500		$1,637,860

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended June 30, 2017

(in thousands, except share and per share amounts)

	Historical
	MACOM	Pre Acquisition AppliedMicro	Pro Forma Adjustments	Note 4	Pro Forma Combined	Compute Assets Disposition	Pro Forma MACOM
Revenue	$532,391	$48,629	$294	(i)	$581,314	$(535)	$580,779
Cost of revenue	292,403	16,819	5,147	(c) (i)	314,369	(2,019)	312,350

Gross profit	239,988	31,810	(4,853)		266,945	1,484	268,429
Operating expenses:
Research and development	108,588	34,581	14,987	(d) (i)	158,156	(37,242)	120,914
Selling, general and administrative	145,488	25,134	(18,486)	(c) (d) (e) (i)	152,136	(15,629)	136,507
Impairment charges	—	—	—		—	—	—
Restructuring charges	2,342	—	—		2,342	—	2,342

Total operating expenses	256,418	59,715	(3,499)		312,634	(52,871)	259,763

Income (loss) from operations	(16,430)	(27,905)	(1,354)		(45,689)	54,355	8,666

Other income (expense):
Warrant liability expense	(16,481)	—	—		(16,481)	—	(16,481)
Interest expense	(21,902)	—	—		(21,902)	—	(21,902)
Realized gain on short-term investments and interest income, net	—	—	—		—	—	—
Other income (expense)	(2,042)	—	—		(2,042)	—	(2,042)

Total other income (expense), net	(40,425)	—	—		(40,425)	—	(40,425)

Loss before income taxes	(56,855)	(27,905)	(1,354)		(86,114)	54,355	(31,759)
Income tax (benefit) provision	93,559	—	(89,745)	(g)	3,814	—	3,814

Loss from continuing operations	$(150,414)	$(27,905)	$88,391		$(89,928)	$54,355	$(35,573)

Net loss per common share from continuing operations—basic and diluted	$(2.53)			(j)			$(0.56)
Shares used to compute net loss from continuing operations per common share—basic and diluted	59,524		4,090				63,614

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended September 30, 2016

(in thousands, except share and per share amounts)

	Historical
	MACOM	AppliedMicro	Pro Forma Adjustments	Note 4	Pro Forma Combined	Compute Assets Disposition	Pro Forma MACOM
Revenue	$544,338	$165,008	$—		$709,346	$(2,102)	$707,244
Cost of revenue	262,729	65,323	10,715	(c)	338,767	(5,292)	333,475

Gross profit	281,609	99,685	(10,715)		370,579	3,190	373,769
Operating expenses:
Research and development	107,698	99,012	—		206,710	(62,046)	144,664
Selling, general and administrative	145,433	33,411	14,580	(c) (d)	193,424	(12,043)	181,381
Impairment charges	11,765	—	—		11,765	—	11,765
Restructuring charges	3,465	(86)	—		3,379	—	3,379

Total operating expenses	268,361	132,337	14,580		415,278	(74,089)	341,189

Income (loss) from operations	13,248	(32,652)	(25,295)		(44,699)	77,279	32,580

Other income (expense):
Warrant liability expense	(16,431)	—	—		(16,431)	—	(16,431)
Interest expense	(18,427)	—	(11,500)	(f)	(29,927)	—	(29,927)
Realized gain on short-term investments and interest income, net	—	834	—		834	—	834
Other income (expense)	39	68	—		107	—	107

Total other income (expense), net	(34,819)	902	(11,500)		(45,417)	—	(45,417)

Loss before income taxes	(21,571)	(31,750)	(36,795)		(90,116)	77,279	(12,837)
Income tax (benefit) provision	(17,983)	535	9,414	(h)	(8,034)	—	(8,034)

Loss from continuing operations	$(3,588)	$(32,285)	$(46,209)		$(82,082)	$77,279	$(4,803)

Net loss per common share from continuing operations—basic and diluted	$(0.07)			(j)			$(0.08)
Shares used to compute net loss from continuing operations per common share—basic and diluted	53,364		9,589				62,953

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transactions and Basis of Presentation

Description of Transactions

Acquisition of Applied Micro Circuits Corporation

On January 26, 2017, MACOM Technology Solutions Holdings, Inc. (“MACOM” or “we”) completed the acquisition of Applied Micro Circuits Corporation (“AppliedMicro”), a global provider of silicon solutions for next-generation cloud infrastructure and Cloud Data Centers, as well as connectivity products for edge, metro and long-haul communications equipment (the “AppliedMicro Acquisition”).

To prepare the unaudited pro forma condensed combined financial statements, MACOM adjusted AppliedMicro’s assets and liabilities to its estimated fair values based on preliminary valuation work. The purchase accounting is preliminary and subject to completion including certain fair value measurements, particularly the finalization of the valuation assessment of the acquired tangible and intangible assets. The adjustments arising from the completion of the outstanding matters may materially affect the preliminary purchase accounting. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

Compute Assets Sale

On October 27, 2017, we entered a purchase agreement (the “Purchase Agreement”) with our wholly-owned, indirect subsidiary MACOM Connectivity Solutions, LLC (“MACOM Connectivity”) and Project Denver Holdings LLC (“Denver”), pursuant to which we and MACOM Connectivity agreed to sell the assets of AppliedMicro’s ARM-based compute processor business and non-communications workload processor business (the “Compute Business”) in exchange for an equity interest in Denver.

The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the transactions or the costs to achieve any such cost savings, operating synergies and revenue synergies. There were no material transactions between MACOM and AppliedMicro during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the transactions had been completed on June 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2016 and nine months ended June 30, 2017 assume the transactions took place as of October 3, 2015, and combine the historical results of MACOM and AppliedMicro and exclude the Compute Business for the same periods.

2.	Preliminary Merger Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

In connection with the AppliedMicro Acquisition, we acquired all of the outstanding common stock of AppliedMicro for total consideration of $695.4 million, which included cash paid of $287.1 million, less $56.8 million of cash acquired, and equity issued at a fair value of $465.1 million. In conjunction with the equity issued, we granted vested out-of-money stock options and unvested restricted stock units to replace outstanding vested out of-money stock options and unvested restricted stock units of AppliedMicro. The total fair value of granted vested out-of-money stock options and unvested restricted stock units was $14.5 million, of which $9.3 million was attributable to pre-combination service and was included in the total consideration transferred. We funded the AppliedMicro Acquisition with cash on hand and short term investments.

We recognized the AppliedMicro assets acquired and liabilities assumed based upon the fair value of such assets and liabilities measured as of the date of acquisition. The aggregate purchase price for AppliedMicro has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the acquired net assets represents cost and revenue synergies specific to MACOM, as well as non-capitalizable intangible assets, such as the employee workforce acquired, and has been allocated to goodwill, none of which will be tax deductible.

The estimated consideration transferred was determined as follows (in thousands):

(in thousands)	Amount
Total estimated acquisition consideration
Cash consideration paid to AppliedMicro common stockholders	$287,060
Common stock issued (9,544,125 shares of our common stock at $47.53 per share)	453,632
Equity consideration for vested “in the money” stock options and unvested restricted stock units	2,143
Fair value of the replacement equity awards attributable to pre-acquisition service	9,307

Total consideration paid, excluding cash acquired	$752,142

The preliminary allocation of purchase price as of June 30, 2017 is as follows (in thousands):

(in thousands)	Amount
Current assets	$70,583
Intangible assets	410,348
Assets held for sale	32,458
Other assets	13,420

Total assets acquired	526,809

Liabilities assumed:
Liabilities held for sale	4,444
Deferred tax liability	18,176

Total liabilities assumed	22,620

Net assets acquired	504,189

Consideration:
Cash paid upon closing	230,298
Common stock issued	455,775
Equity instruments issued	9,307

Total consideration	$695,380

Goodwill	$191,191

The components of the acquired intangible assets were as follows (in thousands):

(in thousands, except estimated life)	Included in Assets Held For Sale	Included in Retained Business	Estimated Life
Technology	$9,600	$78,448	7 years
Customer relationships	—	331,900	14 years

Acquired intangible assets	$9,600	$410,348

3.	Income Taxes

As of March 31, 2016, AppliedMicro’s most recent fiscal year and filed tax returns, AppliedMicro reported federal net operating loss (“NOL”) carryforwards of approximately $1,233.0 million, which will expire at various dates through 2036, and federal research and development tax credit carryforwards of $64.6 million. AppliedMicro recorded a full valuation allowance against its outstanding net deferred tax assets, including those arising from the NOL as well as research and development tax credit carryforwards due to its history of losses.

MACOM recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making this determination, we consider available positive and negative evidence or factors that may impact the valuation of our deferred tax asset including results of recent operations, future reversals of existing taxable temporary differences, projected future taxable income, and tax-planning strategies. During our fiscal quarter ended March 31, 2017, we acquired AppliedMicro and performed an evaluation of our deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended March 31, 2017, which we believe limits our ability to consider other subjective evidence, such as our projections for future growth. Certain transaction and integration related expenses incurred in the U.S. associated primarily with the AppliedMicro Acquisition during the three months ended March 31, 2017 resulted for the first time in significant negative objective evidence in the form of adjusted cumulative losses in the U.S. over the past three-year period. This resulted in our determination that there was not sufficient objectively verifiable positive evidence to offset this negative objective evidence and we concluded that a full valuation allowance totaling $88.0 million was required for our U.S. deferred tax assets as of March 31, 2017. As of October 2, 2015, our deferred tax asset balance was $78.6 million, with $9.4 million of tax assets being recognized in the year ended September 30, 2016. We have performed an initial evaluation and estimated a full valuation allowance for our U.S. deferred tax assets will still be required following the Compute Business disposition.

4.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to the transactions. The pro forma adjustments reflecting the completion of the transactions are based upon the accounting analysis conclusion that the AppliedMicro Acquisition should be accounted for as a business combination and upon the assumptions set forth below.

(a)	To record the value of the $36.5 million acquisition of the equity interest in Denver, which would have been included in MACOM’s historical financial statements had the sale been completed on June 30, 2017. The estimated fair value of the assets sold to Denver as of October 27, 2017 is $36.5 million based upon the preliminary valuation as of June 30, 2017. The net asset values reported in MACOM’s June 30, 2017 balance sheet totaling $20.8 million included certain liabilities that were not included as part of the Purchase Agreement, as well as an updated estimate of the fair value of the Compute Business.

(b)	To record $1.5 million as an estimate of MACOM’s transaction costs not already included in accrued liabilities as of June 30, 2017, as it is assumed the costs would have been included in MACOM’s historical financial statements had the sale been completed on June 30, 2017. These costs are considered to be non-recurring and, as such, are not included in the Unaudited Pro Forma Statement of Operations.

(c)	To record amortization expense based on the revised preliminary estimated fair value of identifiable intangible assets. The adjustment was comprised of the following:

		Amortization Expense Adjustment
(in thousands)		Year Ended September 30, 2016	Nine Months ended June 30, 2017
Technology	Cost of Revenue	$10,715	$3,805
Customer relationships	Selling, General & Administrative	15,080	7,518

Total amortization expense		$25,795	$11,323

Amortization expense is recognized based on the pattern over which we expect to receive the economic benefit from these assets. Future amortization expense for the next five fiscal years is as follows:

(in thousands)	Cost of Revenue	Selling, General and Administrative	Total
Q4 2017	$2,679	$3,770	$6,449
2018	11,693	21,462	33,155
2019	13,238	31,931	45,169
2020	13,648	36,252	49,900
2021	12,309	35,196	47,505
2022	10,046	33,442	43,488

Total	$63,613	$162,053	$225,666

(d)	To reverse $0.5 million and $19.1 million of transaction costs reflected in the historical financial statements of AppliedMicro for the year ended September 30, 2016 and the nine months ended June 30, 2017, respectively. Had the transactions been completed as of October 3, 2015, it is expected that all transaction costs would have been expensed in the prior period. These costs are considered to be non-recurring and, as such, are not included in the Unaudited Pro Forma Statement of Operations.

(e)	To reverse $10.9 million of transaction costs and $12.0 million of change in control payments reflected in the historical financial statements of MACOM for the nine months ended June 30, 2017. Had the transactions been completed as of October 3, 2015, it is expected that all transaction costs and change in control payments would have been expensed in the prior period. These costs are considered to be non-recurring and, as such, are not included in the Unaudited Pro Forma Statement of Operations.

(f)	To reflect eleven months of incremental interest expense associated with the $250.0 million in term loans entered into by MACOM on August 31, 2016, as it is assumed the term loans would have been entered into at the beginning of the year as a means of financing the acquisition. Incremental interest expense is calculated using an interest rate of 4.5% and also includes $1.2 million in incremental amortization of deferred financing costs.

(g)	To reflect the pro forma adjustment to provide a full valuation allowance totaling $78.6 million for our U.S. deferred tax assets as of October 2, 2015 assuming the AppliedMicro Acquisition occurred on and as of October 3, 2015 as well as other increases to our U.S. deferred tax assets of $9.4 million recorded during the twelve months ended September 30, 2016 and $1.7 million in the nine months ended June 30, 2017.

(h)	To reflect $9.4 million of the Deferred Tax adjustment, as more fully described in Note 3 and Item (g), made in the nine months ended June 30, 2017 related to the year ended September 30, 2016 financial statements.

(i)	To reclassify the Compute Business within the statement of operations from discontinued operations to continuing operations for the nine months ended June 30, 2017. This adjustment reclassifies a net loss of $32.0 million, resulting in increases to revenue of $0.3 million, cost of revenue of $1.3 million, research and development expenses of $18.9 million and selling, general and administrative expenses of $12.0 million.

(j)	The pro forma combined basic and diluted net loss from continuing operations per share has been adjusted to reflect the pro forma combined net loss for the year ended September 30, 2016 and nine months ended June 30, 2017. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the transactions. The total number of shares of MACOM common stock issued to AppliedMicro stockholders in connection with the transactions was 9,589,202. The following table sets forth the calculation of the basic and diluted shares used to compute net loss from continuing operations per common share:

		Pro-Forma Weighted Average Shares
(in thousands)	All Shares Issued/Issuable upon the transactions	Year Ended September 30, 2016	Nine Months Ended June 30, 2017
MACOM common shares: issued and outstanding immediately prior to the transactions	53,709	53,364	59,524
Total shares of MACOM common stock issued to AppliedMicro stockholders (1)	9,589	9,589	4,090

	63,298	62,953	63,614

(1) Excludes shares subject to unvested outstanding stock options and unvested restricted stock units.